March 26, 2021 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Ladies and Gentlemen: We have read Item 4.01 of Form 8-K dated March 26, 2021, of U.S. Concrete, Inc. and are in agreement with the statements contained in the second sentence of the first paragraph, and the second, third, and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein. /s/ Ernst & Young LLP Exhibit 16.1